Exhibit 2.1

AGREEMENT FOR SHARE EXCHANGE

THIS AGREEMENT FOR SHARE EXCHANGE (this “Agreement”) is dated as of February 16, 2007, by and among Elite Artz, Inc., a Nevada corporation (the "Acquirer", “ELTZ” or the “Company”) , WISHTOP Group Limited (“WISHTOP”) and Grace Well Holdings Limited (“GRACE WELL” , and together with WISHTOP, the “Acquiree), Cheung Kai, the shareholder of WISHTOP and Feng Di, the shareholder of GRACE WELL (collectively “Shareholder”)

RECITALS:

ELTZ and Shareholder desire to complete a share exchange transaction pursuant to which ELTZ shall acquire all of the equity ownership of WISHTOP and GRACE WELL in exchange for the voting stock of ELTZ; and

The Board of Directors of ELTZ and the Board of Directors of WISHTOP and GRACE WELL have each approved the proposed transaction, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

The Shareholder is the owner of all of capital stock of WISHTOP and GRACE WELL; and

WISHTOP, through its wholly owned subsidiaries, holds 100% equity ownership of Nanjing Li Cheng Real Estate Development Company and 100% equity ownership of Beijing Golden Horse Si Fang Real Estate Development Company Limited, both of which are engaged in the development and sale of private residential properties in Nanjing city and Beijing City of the People’s Republic of China respectively; and

GRACE WELL, through its wholly owned subsidiary, Rise East investment Limited, owns 60% equity ownership of Nine Dragon Lake Joint Investment Limited, which in turn owns through its wholly owned subsidiary, Hong Kong Long Hu Investments Limited, 100% equity ownership of Guangzhou Dragon Lake Real Estate Ltd. Guangzhou Dragon Lake Real Estate Ltd.  is incorporated in the PRC and engages in the development and sale of residential properties in Guangzhou city of the PRC.

After the date of this Agreement, GRACE WELL will acquire 100% equity ownership of Guangzhou Dragon Lake Golf Club Company Limited, 100% equity ownership of Guangzhou Long Lin Landscape Company Limited and 100% equity ownership of Guangzhou Dragon Lake Tour Amusement Company Limited before the Closing.

THE PARTIES desire to make certain representations, warranties and agreements in connection with completion of the proposed share exchange transaction.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE EXCHANGE

1.1      The Exchange. At the Closing (as hereinafter defined), ELTZ shall acquire 100% ownership of WISHTOP and 100% ownership of GRACE WELL from the Shareholder.  Consideration to be paid by ELTZ to the Shareholder shall be a total of 93,881,200 shares of its common stock (the “Exchange Shares”) in exchange for 100% ownership of WISHTOP and 100% ownership of GRACE WELL. The Exchange shall take place upon the terms and conditions provided for in this Agreement and in accordance with applicable law.  Immediately following completion of the share exchange transaction through issuance of the Exchange Shares, ELTZ shall have a total of approximately 100,000,000 shares of its common stock issued and outstanding.  For Federal income tax purposes, it is intended that the Exchange shall constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.2    Closing and Effective Time. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) at such time and place as the parties hereto may agree. Such date shall be the date of Exchange (the "Effective Time"). Effective Time shall be no later than June 10, 2007

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of ELTZ. ELTZ represents and warrants to WISHTOP and GRACE WELL and Shareholder as follows:

(a)       Organization, Standing and Power. ELTZ is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary

(b)       Capital Structure. As of the date of execution of this Agreement, the authorized capital stock of ELTZ consists 50,000,000 shares of Common Stock with a par value of $0.001 per share. ELTZ will perform forward split the shares at the ratio of 1 to 2. After the forward split the Company will have 6,118,800 shares issued and outstanding, the Company shall also increases the authorized capital to 200,000,000 shares before Closing.   The Exchange Shares to be issued pursuant to this Agreement shall be, when issued pursuant to the terms of the resolution of the Board of Directors of ELTZ approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. ELTZ has no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ELTZ at any time, or upon the happening of any stated event, any shares of the capital stock of ELTZ whether or not presently issued or outstanding.

(c)    Certificate of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of ELTZ which have been delivered to WISHTOP and GRACE WELL are true, correct and complete copies thereof. The minute book of ELTZ, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholder of ELTZ since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. ELTZ have all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ELTZ. No other corporate or Shareholder proceedings on the part of ELTZ are necessary to authorize the Exchange, or the other transactions contemplated hereby.

(e)    Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of ELTZ or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ELTZ which violation would have a material adverse effect on ELTZ taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to ELTZ in connection with the execution and delivery of this Agreement by ELTZ or the consummation by ELTZ of the transactions contemplated hereby.

(f)    Books and Records. ELTZ has made and will make available for inspection by WISHTOP and GRACE WELL upon reasonable request all the books of ELTZ relating to the business of ELTZ. Such books of ELTZ have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to WISHTOP and GRACE WELL by ELTZ are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)   Compliance with Laws. ELTZ is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Dilutive Securities. ELTZ has no dilutive securities of any kind, including but not limited to warrants, options or employee stock options outstanding.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of ELTZ, threatened against or affecting ELTZ which is reasonably likely to have a material adverse effect on ELTZ, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ELTZ having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Tax Returns. ELTZ has duly filed or will file prior to Closing any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to or claims asserted for, taxes or assessments asserted upon ELTZ.

2.2    Representations and Warranties of WISHTOP and GRACE WELL. WISHTOP and GRACE WELL represent and warrant to ELTZ as follows:

(a)    Organization, Standing and Power. WISHTOP and GRACE WELL are corporations duly organized, validly existing and in good standing under the laws of British Virgin Islands and their respective ultimate subsidiaries are duly incorporated in PRC ; each of  these companies have all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except for any such failure, which when taken together with all other failures, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. For purpose of this Section 2.2, “material adverse effect” shall mean, with respect to each Acquirer, the result of one or more events, charges or effects which, individually or in the aggregate, would have a material adverse effect or impact on the business, assets, results of operations, intellectual property rights, prospects or financial condition of such party, taken as a whole, or is reasonably likely to delay or prevent the consummation of the transactions contemplated hereby.

(b)    Capital Structure. There are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from WISHTOP and GRACE WELL at any time, or upon the happening of any stated event, any share of the capital stock of WISHTOP and GRACE WELL.

(c)    Certificate of Incorporation, Bylaws and Minute Books. Copies of the Certificate of Incorporation and of the other corporate documents of WISHTOP and GRACE WELL which will be delivered to ELTZ are true, correct and complete copies thereof. The minute books of WISHTOP and GRACE WELL which will be made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the Shareholder of WISHTOP and GRACE WELL since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

(d)    Authority. WISHTOP and GRACE WELL have all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of 100% ownership which are entitled to vote to approve the proposed transaction, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or Shareholder proceedings on the part of WISHTOP and GRACE WELL are necessary to authorize the Exchange and the other transactions contemplated hereby.

(e)    Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of WISHTOP and GRACE WELL or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to WISHTOP and GRACE WELL or its properties or assets except for any such conflict or violation, which when taken together with all other conflict or violation, is not likely to have a material adverse effect on the business of the relevant Acquirer taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to WISHTOP and GRACE WELL in connection with the execution and delivery of this Agreement by WISHTOP and GRACE WELL, or the consummation by WISHTOP and GRACE WELL of the transactions contemplated hereby.

(f)    Books and Records. WISHTOP and GRACE WELL have made and will make available for inspection by ELTZ upon reasonable request all the books of account, relating to the business of WISHTOP and GRACE WELL. Such books of account have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to ELTZ by WISHTOP and GRACE WELL are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(g)    Compliance with Laws. WISHTOP and GRACE WELL are and have been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

(h)    Liabilities and Obligations. WISHTOP and GRACE WELL has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the WISHTOP and GRACE WELL financial statements delivered to ELTZ that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

(i)    Litigation. There is no suit, action or proceeding pending, or, to the knowledge of WISHTOP and GRACE WELL threatened against or affecting WISHTOP and GRACE WELL, which is reasonably likely to have a material adverse effect on WISHTOP and GRACE WELL, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against WISHTOP and GRACE WELL having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(j)    Taxes. WISHTOP and GRACE WELL has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and WISHTOP and GRACE WELL has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. WISHTOP and GRACE WELL knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(k)    Licenses, Permits; Intellectual Property. WISHTOP and GRACE WELL own or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

2.3    Representations and Warranties of Shareholder. By execution of this Agreement, Shareholder represents and warrants to ELTZ as follows:

(a)    Shares Free and Clear. The shares of WISHTOP and GRACE WELL which Shareholder owns are free and clear of any liens, claims, options, charges or encumbrances of any nature.

(b)    Unqualified Right to Transfer Shares. Shareholder has the unqualified right to sell, assign, and deliver the shares of WISHTOP and GRACE WELL and, upon consummation of the transactions contemplated by this Agreement, ELTZ will acquire good and valid title to such shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(c)    Agreement and Transaction Duly Authorized. Shareholder is authorized to execute and deliver this Agreement and to consummate the share exchange transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which such Shareholder is a party or by which such Shareholder is bound.

(d)    Share Ownership. Shareholder is presently the sole Shareholder of WISHTOP and GRACE WELL, and own 100% of the equity ownership of WISHTOP and GRACE WELL.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS

RESERVED

ARTICLE IV

ADDITIONAL AGREEMENTS AND RELATED TRANSACTIONS

4.1    Restricted ELTZ Shares. The Exchange Shares will not be registered under the Securities Act, but will be issued pursuant to applicable exemptions from such registration requirements for transactions not involving a public offering and/or for transactions which constitute “offshore transactions” as defined in Regulation S under the Securities Act of 1933. Accordingly, the Exchange Shares will constitute "restricted securities" for purposes of the Securities Act and the holders of Exchange Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act or in reliance upon an available exemption therefrom. The certificates evidencing the Exchange Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at Closing an Investment Letter acknowledging the fact that the Exchange Shares are restricted securities and agreeing to the foregoing transfer restrictions.

4.2    Access to Information. Upon reasonable notice, ELTZ, WISHTOP and GRACE WELL shall each afford to the officers, employees, accountants, counsel and other representatives of the other company, and with respect to WISHTOP and GRACE WELL, the Acquired Entities, access to all their respective properties, books, contracts, commitments and records and, during such period, each of ELTZ, WISHTOP and GRACE WELL shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

4.3 Legal Conditions to Exchange. Each of ELTZ, WISHTOP and GRACE WELL shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Exchange and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Exchange. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ELTZ or WISHTOP and GRACE WELL or any of their related entities or subsidiaries in connection with the Exchange or the taking of any action contemplated thereby or by this Agreement.

ARTICLE V

CONDITIONS PRECEDENT

5.1    Conditions to Each Party's Obligation To Effect the Exchange. The respective obligations of each party to effect the Exchange shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby. WISHTOP and GRACE WELL represent and warrant that it has obtained the appropriate required consents of the PRC government, if any

5.2    Conditions to Obligations of ELTZ. The obligation of ELTZ to effect the Exchange is subject to the satisfaction of the following conditions on or before the Closing Date unless waived by ELTZ:

(a)    Representations and Warranties. The representations and warranties of WISHTOP and GRACE WELL and of Shareholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and WISHTOP and GRACE WELL shall complete all government and legal process to transfer 100% of the ownerships from the Shareholder to ELTZ.

 (b) The Common Stock of ELTZ shall remain listed for trading on the OTC Bulletin Board and ELTZ shall not have received any notice that its Common Stock is subject to being delisted therefrom.

(c)    Performance of Obligations of WISHTOP and GRACE WELL. WISHTOP and GRACE WELL shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and ELTZ shall have received a certificate signed on behalf of WISHTOP and GRACE WELL by the President to such effect.

(d)    Closing Documents. ELTZ shall have received all closing documents as counsel for ELTZ shall reasonably request.

(e)    Consents. WISHTOP and GRACE WELL shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ELTZ, individually or in the aggregate, have a material adverse effect on WISHTOP and GRACE WELL and of its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. WISHTOP and GRACE WELL shall also have received the approval of Shareholder in accordance with applicable law.

(f)    Due Diligence Review. ELTZ shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of WISHTOP and GRACE WELL and shall not have determined that any of the representations or warranties of WISHTOP and GRACE WELL or Shareholder contained herein are, as of the date hereof or the Closing, inaccurate in any material respect or that WISHTOP and GRACE WELL or Shareholder is otherwise in violation of any of the provisions of this Agreement.

(g)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ELTZ, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against WISHTOP and GRACE WELL, the consequences of which, in the judgment of ELTZ, could be materially adverse to WISHTOP and GRACE WELL.

5.3    Conditions to Obligations of WISHTOP and GRACE WELL. The obligation of WISHTOP and GRACE WELL to effect the Exchange is subject to the satisfaction of the following conditions unless waived by WISHTOP and GRACE WELL:

(a)    Representations and Warranties. The representations and warranties of ELTZ set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, WISHTOP and GRACE WELL shall have received a certificate signed on behalf of ELTZ by the President to such effect.

(b)    Performance of Obligations of ELTZ. ELTZ shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and WISHTOP and GRACE WELL shall have received a certificate signed on behalf of ELTZ by the President to such effect.

(c)    Closing Documents. WISHTOP and GRACE WELL shall have received (i) an original copy of the resolution from ELTZ’s current directors appointing designees of the Shareholder to ELTZ’s Board of Directors; (ii) letters of resignation from ELTZ’s current officers and directors to be effective upon Closing and after the appointments described in clause (i); and (iii) all other closing documents as counsel for WISHTOP and GRACE WELL shall reasonably request.

(d)    Consents. ELTZ shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

(e)    Due Diligence Review. WISHTOP and GRACE WELL shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ELTZ and shall not have determined that any of the representations or warranties of ELTZ contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that ELTZ is otherwise in violation of any of the provisions of this Agreement.

(f)    Pending Litigation. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of WISHTOP and GRACE WELL, made in good faith, would make the consummation of the Exchange imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ELTZ the consequences of which, in the judgment of WISHTOP and GRACE WELL, could be materially adverse to ELTZ.

ARTICLE VI

TERMINATION AND AMENDMENT

6.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)    by mutual consent of ETLZ and the Shareholder;

(b)    by either ELTZ or the Shareholder if there has been a material breach of any representation, warranty, covenant or agreement on the part of ELTZ or WISHTOP and GRACE WELL, as the case may be set forth in this Agreement which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach, or if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Exchange shall have become final and non-appealable.

6.2    Effect of Termination. In the event of termination of this Agreement by either ETLZ or the Shareholder as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

6.3    Amendment. This Agreement may be amended by mutual agreement of ETLZ and the Shareholder.   Any such amendment must be by an instrument in writing signed on behalf of each of the parties hereto.

6.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

.ARTICLE VII

GENERAL PROVISIONS

7.1    Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for as long as the applicable status of limitation shall remain open.

7.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  If to ELTZ:

3505-06 Edinburgh Tower

The Landmark

15 Queen’s Road Central, Hong Kong

Telephone: (852) 27362111

Facsimile:   (852) 27365511

(b)  If to WISHTOP and GRACE WELL:

Unit 3401, 34/F, Tower 1

The Gateway, 25 Canton Road

TST, Hong Kong

Telephone: (852) 25277928

Facsimile:   (852) 25271810

(c)  If to the Shareholder:

Unit 3401, 34/F, Tower 1

The Gateway, 25 Canton Road

TST, Hong Kong

Telephone: (852) 25277928

Facsimile:   (852) 25271810

7.3    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

7.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.5    Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.6    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any Nevada state court or any federal court in the State of Nevada in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

7.7    No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

7.8    Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

7.9    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, this Agreement for Share Exchange has been signed by the parties set forth below as of the date set forth above.

Elite Artz, Inc.
By	/s/ Wong Nga Leung
Wong Nga Leung, Director

Wishtop Group Limited
By	/s/ Cheung Kai
Grace Well Holdings Limited
By	/s/ Feng Di
Shareholder of WISHTOP Group Limited
By	/s/ Cheung Kai
Cheung Kai

Shareholder of Grace Well Holdings Limited
By	/s/ Feng Di
Feng Di